ACCEPTANCE OF OPTION







Employee Name:
Number of shares available:

I hereby elect to exercise my option to purchase ______ shares of Glen Burnie Bancorp stock at a purchase price of $_____ per share for a total purchase price of $_____, such amount being due and payable to Glen Burnie Bancorp on or before
________________.

In accordance with the terms of the Employee Stock Purchase Plan, no disposition of such shares may be made within two years after the date of the granting of this option nor within one year after exercising the option and taking ownership of such shares.

__________________________              ____________________

Signature of Employee                   Date